Mueller Industries, Inc. Reports Third Quarter 2024 Earnings

COLLIERVILLE, Tenn., October 22, 2024 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the third quarter of 2024. Comparisons are to the third quarter of 2023.
•Net Sales of $997.8 million versus $819.8 million
•Operating Income of $206.7 million versus $181.0 million
•Earnings Before Taxes of $217.8 million versus $189.0 million
•Net Income of $168.7 million versus $132.7 million
•Diluted EPS of $1.48 versus $1.171

Third Quarter Financial and Operating Highlights:
•COMEX copper averaged $4.23 per pound during the quarter, 12.0% higher than in the third quarter of 2023.
•The increase in net sales was attributable to the inclusion of $102.4 million of sales from recently acquired businesses, as well as the higher copper prices.
•Selling, general, and administrative expenses increased primarily due to the inclusion of $3.9 million of operating costs from recently acquired businesses, as well as $2.7 million in transaction related expenses.
•Investments in unconsolidated affiliates contributed $3.2 million of income, as compared with a $2.4 million loss in the prior year period.
•Net cash generated from operations was $231.4 million. Our cash and short-term investments balance was $969.6 million at quarter end, and our current ratio remains strong at 4.9 to 1.

Regarding the quarter performance, Greg Christopher, Mueller’s CEO said, “We continued to deliver very good results, and generated significant cash despite generally restrained business conditions during the quarter. We also made substantial progress toward integrating our two recently acquired businesses, which both contributed positively to our results.”

He continued, “We anticipate that declining interest rates and moderating inflation, combined with the resolution of election related uncertainty, will create a more stable and favorable environment for us. We have an excellent portfolio of businesses serving essential markets; our operations are well capitalized; our balance sheet is strong; and we have proven capable of quickly adjusting and adapting as conditions
1 Diluted EPS for the second quarter of 2023 has been adjusted retroactively to reflect the two-for-one stock split that took effect on October 20, 2023.

require. As such, we remain well positioned to take advantage when conditions improve, and will continue to actively pursue new opportunities to expand and grow.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands, except per share data)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Net sales	$997,831	$819,792	$2,845,230	$2,687,968

Cost of goods sold	722,469	579,058	2,056,162	1,897,128
Depreciation and amortization	11,710	9,631	30,897	30,704
Selling, general, and administrative expense	59,619	48,295	161,993	156,988
Gain on sale of assets	(2,667)	—	(3,953)	—
Gain on sale of business	—	(4,137)	—	(4,137)
Asset impairments	—	5,934	—	5,934
Gain on insurance settlement	—	—	—	(19,466)

Operating income	206,700	181,011	600,131	620,817

Interest expense	(113)	(230)	(335)	(508)
Interest income	11,145	10,599	42,773	24,566
Realized and unrealized gains (losses) on short-term investments	164	(2,368)	529	20,362
Other (expense) income, net	(122)	(47)	(848)	2,120

Income before income taxes	217,774	188,965	642,250	667,357

Income tax expense	(49,188)	(50,843)	(159,406)	(174,322)
Income (loss) from unconsolidated affiliates, net of foreign tax	3,197	(2,413)	(5,905)	(2,682)

Consolidated net income	171,783	135,709	476,939	490,353

Net income attributable to noncontrolling interests	(3,084)	(3,000)	(9,712)	(6,694)

Net income attributable to Mueller Industries, Inc.	$168,699	$132,709	$467,227	$483,659

Weighted average shares for basic earnings per share (1)	111,363	111,416	111,332	111,374
Effect of dilutive stock-based awards (1)	2,412	2,452	2,635	2,182

Adjusted weighted average shares for diluted earnings per share (1)	113,775	113,868	113,967	113,556

Basic earnings per share (1)	$1.51	$1.19	$4.20	$4.34

Diluted earnings per share (1)	$1.48	$1.17	$4.10	$4.26

Dividends per share (1)	$0.20	$0.15	$0.60	$0.45

(1) Adjusted retroactively to reflect the two-for-one stock split that occurred on October 20, 2023.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Summary Segment Data:

Net sales:
Piping Systems Segment	$653,884	$568,151	$1,932,521	$1,868,635
Industrial Metals Segment	238,014	141,012	589,422	452,512
Climate Segment	128,482	119,949	375,824	396,857
Elimination of intersegment sales	(22,549)	(9,320)	(52,537)	(30,036)

Net sales	$997,831	$819,792	$2,845,230	$2,687,968

Operating income:
Piping Systems Segment	$163,601	$140,609	$468,539	$455,605
Industrial Metals Segment	24,197	16,221	78,161	61,407
Climate Segment	40,768	34,846	112,336	145,901
Unallocated income (expenses)	(21,866)	(10,665)	(58,905)	(42,096)

Operating income	$206,700	$181,011	$600,131	$620,817

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	September 28, 2024	December 30, 2023
ASSETS
Cash and cash equivalents	$965,116	$1,170,893
Short-term investments	4,449	98,146
Accounts receivable, net	500,617	351,561
Inventories	400,252	380,248
Other current assets	45,144	39,173

Total current assets	1,915,578	2,040,021

Property, plant, and equipment, net	506,234	385,165
Operating lease right-of-use assets	32,202	35,170
Other assets	752,118	298,945

Total assets	$3,206,132	$2,759,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$927	$796
Accounts payable	183,511	120,485
Current portion of operating lease liabilities	7,681	7,893
Other current liabilities	201,874	187,964

Total current liabilities	393,993	317,138

Long-term debt	19	185
Pension and postretirement liabilities	12,082	12,062
Environmental reserves	14,696	15,030
Deferred income taxes	24,663	19,134
Noncurrent operating lease liabilities	24,504	26,683
Other noncurrent liabilities	27,539	10,353

Total liabilities	497,496	400,585

Total Mueller Industries, Inc. stockholders’ equity	2,678,382	2,337,445
Noncontrolling interests	30,254	21,271

Total equity	2,708,636	2,358,716

Total liabilities and equity	$3,206,132	$2,759,301

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 28, 2024	September 30, 2023

Cash flows from operating activities
Consolidated net income	$476,939	$490,353
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	31,140	31,053
Stock-based compensation expense	19,956	17,268
Provision for doubtful accounts receivable	(262)	(63)
Loss from unconsolidated affiliates	5,905	2,682
Dividends from unconsolidated affiliates	4,130	—
Insurance proceeds - noncapital related	15,000	9,854
Gain on disposals of properties	(3,953)	(106)
Gain on sale of business	—	(4,137)
Unrealized gain on short-term investments	(164)	(18,449)
Gain on sales of securities	(365)	—
Impairment charges	—	5,934
Gain on insurance settlement	—	(19,466)
Deferred income tax expense	1,837	3,803
Changes in assets and liabilities, net of effects of businesses acquired:
Receivables	(99,281)	(36,855)
Inventories	34,027	53,372
Other assets	(3,175)	(12,897)
Current liabilities	25,303	(25,503)
Other liabilities	(2,467)	(1,828)
Other, net	1,217	3,475

Net cash provided by operating activities	$505,787	$498,490

Cash flows from investing activities
Capital expenditures	$(51,288)	$(39,469)
Acquisition of businesses, net of cash acquired	(602,692)	—
Investments in unconsolidated affiliates	(8,700)	(3,999)
Insurance proceeds - capital related	—	24,646
Purchase of short-term investments	(4,285)	(106,231)
Purchase of long-term investments	(7,976)	—
Proceeds from the maturity of short-term investments	—	217,863
Proceeds from the sale of securities	98,465	—
Issuance of notes receivable	(3,800)	—
Proceeds from sales of properties	9,026	214
Dividends from unconsolidated affiliates	—	1,093

Net cash (used in) provided by investing activities	$(571,250)	$94,117

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 28, 2024	September 30, 2023

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	$(66,796)	$(50,133)
Repurchase of common stock	(48,681)	(19,303)
Repayments of debt	(167)	(185)
Issuance (repayment) of debt by consolidated joint ventures, net	144	(265)
Net cash used to settle stock-based awards	(22,946)	(9,113)

Net cash used in financing activities	$(138,446)	$(78,999)

Effect of exchange rate changes on cash	(4,709)	2,312

(Decrease) increase in cash, cash equivalents, and restricted cash	(208,618)	515,920
Cash, cash equivalents, and restricted cash at the beginning of the period	1,174,223	465,296

Cash, cash equivalents, and restricted cash at the end of the period	$965,605	$981,216